Exhibit 99.1

ARIAD Reports Second Quarter and First Half 2016 Financial Results

~Product revenue of $65.3 million for Q2 2016, including one-time $25.5 million from France

~U.S. product revenue of $32.6 million for Q2 2016, representing 50% growth from prior year

~Conference call scheduled today at 8:30 a.m. ET

CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 28, 2016--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the second quarter and first half of 2016, including revenue from sales of Iclusig® (ponatinib). The Company also provided an update on corporate developments.

“We had a strong second quarter, during which we initiated a rolling NDA submission for brigatinib based on our data from the ALTA pivotal trial, presented four-year data from the PACE clinical trial for Iclusig, and advanced AP32788 for EGFR/HER2 exon 20 non-small cell lung cancer patients into a Phase 1/2 trial,” said Paris Panayiotopoulos, president and chief executive officer of ARIAD. “We also strengthened our financial position through our agreement with Incyte and the strong sales performance of Iclusig. Our teams are focused on Iclusig growth, preparations for the potential launch of brigatinib in the U.S. and driving forward our promising pipeline.”

Financial Results for the Quarter and Six Months Ended June 30, 2016

Revenue

  Net product revenue from sales of Iclusig were $65.3 million for the second quarter of 2016, compared to $27.8 million in the second quarter of 2015; and $99.0 million for the first half of 2016, compared to $51.7 million for the first half of 2015. Net product revenue in the quarter and six months ended June 30, 2016 includes one-time revenue of approximately $25.5 million related to cumulative shipments of Iclusig in France that were recorded upon obtaining pricing and reimbursement approval in May 2016.
    U.S. sales of Iclusig were $32.6 million for the second quarter of 2016, compared to $21.7 million in the second quarter of 2015, representing growth of 50 percent; and $57.6 million for the first half of 2016, compared to $40.4 million for the first half of 2015, representing growth of 43 percent.
  European sales of Iclusig were $32.7 million for the second quarter of 2016, compared to $6.1 million in the second quarter of 2015, representing growth of 436 percent; and $41.4 million for the first half of 2016, compared to $11.3 million for the first half of 2015, representing growth of 266 percent. European sales for the second quarter of 2016 included the one-time French revenue of $25.5 million noted above and approximately $7.2 million of product revenue in the first two months of the second quarter of 2016. On June 1, 2016, ARIAD out-licensed the rights to Iclusig in Europe to Incyte Corporation (Incyte). From June 1, 2016, ARIAD records royalty revenue based on tiered royalty rates from Iclusig sales in Europe recognized by Incyte.

GAAP and Non-GAAP Net Income (Loss)

GAAP net income for the quarter ended June 30, 2016 was $109.8 million, or $0.57 and $0.56 per basic and diluted share, respectively, compared to GAAP net loss of $63.2 million, or $0.33 loss per basic and diluted share, for the quarter ended June 30, 2015. GAAP net income for the six months ended June 30, 2016 was $56.1 million, or $0.29 per basic and diluted share, compared to GAAP net loss of $115.8 million, or $0.62 loss per basic and diluted share, for the six months ended June 30, 2015. During the 2016 periods, the Company recorded $128.7 million of gain related to the Incyte transaction under other income (expense) related to closing the sale of the Company’s European operations and out-license of Iclusig rights in Europe.

Non-GAAP net income for the quarter ended June 30, 2016 was $114.1 million, or $0.59 per diluted share, compared to non-GAAP net loss of $52.5 million, or $0.28 per diluted share for the quarter ended June 30, 2015. Non-GAAP net income for the six months ended June 30, 2016 was $69.9 million, or $0.36 per diluted share, compared to non-GAAP net loss of $96.8 million, or $0.51 per diluted share, for the six months ended June 30, 2015.

Non-GAAP net loss excludes stock-based compensation, restructuring charges for a reduction in force in March 2016 and transaction costs for the Incyte transaction. See “Use of Non-GAAP Financial Measures” below for a description of non-GAAP financial measures and the reconciliation between GAAP and non-GAAP measures at the end of this press release.

Operating Expenses

  R&D expenses were $42.9 million for the second quarter of 2016, an increase of $4.2 million or 10.6 percent, compared to $38.7 million for the second quarter of 2015. R&D expenses were $86.9 million for the first half of 2016, an increase of $8.7 million or 11.2 percent compared to $78.2 million for the first half of 2015.
  Selling, general and administrative expenses were $34.2 million for the second quarter of 2016, a decrease of $14.4 million or 29.6 percent, compared to $48.6 million for the second quarter of 2015. Selling, general and administrative expenses were $70.2 million for the first half of 2016, a decrease of $12.0 million or 14.5 percent, compared to $82.2 million for the first half of 2015.

Other income (expense), net

  For the second quarter and half year ended 2016, other income (expense), net includes a recorded gain on the Incyte transaction of $128.7 million.

Cash Position

  As of June 30, 2016, cash, cash equivalents and marketable securities totaled $278.5 million, compared to $168.3 million at March 31, 2016 and $242.3 million at December 31, 2015.

Recent Progress and Key Objectives

Business Development

  On June 1, 2016, ARIAD completed the sale of its European operations to Incyte Corporation, as well as an exclusive license under which Incyte will commercialize Iclusig in Europe and other select countries. ARIAD received approximately $140 million at the closing and will receive 32-50 percent of European net sales going forward.
  ARIAD also completed two distribution agreements for Iclusig outside of the U.S. In Latin America, our agreement with Pint Pharma International S.A. covers Argentina, Brazil, Chile, Colombia and Mexico. In the Middle East and North Africa (MENA), our agreement with Biologix FZCo. covers Saudi Arabia, the Gulf Coast countries, Lebanon, and selected other countries in the region. Under these agreements ARIAD will receive more than 50 percent of Iclusig net sales moving forward.

Iclusig

  Long-term safety and efficacy data from the PACE clinical trial were presented in June at the European Hematology Association (EHA) meeting. The study shows that Iclusig continued to demonstrate anti-leukemic activity in chronic phase chronic myeloid leukemia (CP-CML) patients treated with Iclusig, with a median follow-up of 4.0 years. Additionally, 96 percent of CP-CML patients who underwent Iclusig dose reductions while in response maintained their responses (major cytogenetic response [MCyR]) at the four-year time point.
  ARIAD has submitted the four-year PACE data to the FDA and other health authorities as a label supplement, with an FDA action date in the fourth quarter of this year.
  Patient enrollment is ongoing in the OPTIC and OPTIC-2L clinical trials in patients with resistant CP-CML.
  Otsuka Pharmaceutical Co., Ltd. (Otsuka) submitted a new drug application (NDA) to the Japanese Pharmaceuticals and Medical Devices Agency (PMDA) seeking approval for Iclusig for the treatment of resistant or intolerant chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ALL). This marketing application was submitted in early 2016, with an anticipated action date in third quarter 2016, and reimbursement and launch expected in late 2016 or early 2017.

Brigatinib

  ARIAD initiated the New Drug Application (NDA) submission for brigatinib to the FDA for patients with ALK+ non-small cell lung cancer (NSCLC) who are resistant to crizotinib. The Company will be seeking accelerated approval for brigatinib from the FDA and plans to request a priority review of the application. We anticipate completion of the rolling submission in the third quarter of this year.
  Clinical data from the Phase 2 ALTA trial of brigatinib were the subject of an oral presentation at the annual meeting of the American Society of Clinical Oncology (ASCO). The data show that, of patients on the 180 mg regimen (Arm B) with a median follow-up of 8.3 months, 54 percent achieved a confirmed objective response, the trial’s primary endpoint. In this arm, the median progression free survival (PFS) exceeded one year (12.9 months) in this post-crizotinib setting. Additionally, a 67 percent confirmed intracranial objective response rate (ORR) was achieved in patients with measurable brain metastases.
  Other brigatinib data presented at ASCO included more mature efficacy and safety data from the long-term Phase 1/2 trial follow-up, with median time on treatment now at 17 months in ALK+ NSCLC patients and the longest time on treatment now more than 3.5 years. Also, clinical data were presented from molecular analysis of ALK+ NSCLC patients in both the ALTA and Phase 1/2 trials, showing confirmed responses in patients with different secondary ALK mutations, including one G1202R case. There are no currently approved ALK treatments that have demonstrated activity against the G1202R mutation.
  The ALTA 1L randomized, front-line clinical trial of brigatinib opened to patient enrollment in early April and patient enrollment is underway. This global, Phase 3 trial is designed to compare brigatinib and crizotinib in patients with ALK+ NSCLC who have not received prior ALK inhibitors. Full enrollment is expected in 2018.
  In the U.S. an Expanded Access Program is now open to provide brigatinib access to eligible patients with ALK+ NSCLC who are resistant or intolerant to at least one prior ALK TKI. In Europe, an Early Access Program is being established.

Advancing the Pipeline

  At ARIAD’s Analyst and Investor Day in June, the Company detailed its decision to invest in potential new opportunities in immuno-oncology, which leverages its core competency in kinase inhibitors for precision therapies to explore the potential for small molecules in immuno-oncology. ARIAD has achieved genetic and pharmacologic validation on an initial target kinase, with the program anticipated to enter lead optimization by the end of 2016.
  The Phase 1/2 trial of ARIAD’s investigational kinase inhibitor AP32788 is now enrolling patients at multiple sites in the U.S. AP32788 targets tumors driven by EGFR or HER2 kinases and was designed to achieve selective inhibition of exon 20 mutations in these kinases. ARIAD estimates that there are approximately 6,000 patients in the U.S. living with EGFR exon 20 or HER2 point mutations.

Upcoming Medical Meetings

  European School of Haematology (ESH)/ International Chronic Myeloid Leukemia Foundation (iCMLf), Houston, September 15 to September 18, 2016
  European Society for Medical Oncology (ESMO), Copenhagen, Denmark, October 7 to October 11, 2016
  Japanese Society of Hematology (JSH), Yokohama City, Japan, October 13 to October 15, 2016

Today’s Conference Call at 8:30 a.m. ET

We will hold a live webcast and conference call of our second quarter and first half 2016 financial results this morning at 8:30 a.m. ET, at which we will also provide an update on corporate developments. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 844-249-9386 (domestic) or 270-823-1534 (international) five minutes prior to the start time and providing the pass code 39871230. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About Iclusig® (ponatinib) tablets

Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD’s computational and structure-based drug-design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which has been associated with resistance to other approved TKIs.

Iclusig is approved in the U.S., EU, Australia, Switzerland, Israel and Canada.

In the U.S., Iclusig is a kinase inhibitor indicated for the:

  Treatment of adult patients with T315I-positive chronic myeloid leukemia (chronic phase, accelerated phase, or blast phase) or T315I-positive Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL).
  Treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia or Ph+ ALL for whom no other tyrosine kinase inhibitor (TKI) therapy is indicated.

These indications are based upon response rate. There are no trials verifying an improvement in disease-related symptoms or increased survival with Iclusig.

Limitations of use:

Iclusig is not indicated and is not recommended for the treatment of patients with newly diagnosed chronic phase CML.

IMPORTANT SAFETY INFORMATION, INCLUDING THE BOXED WARNING

WARNING: VASCULAR OCCLUSION, HEART FAILURE, and HEPATOTOXICITY

See full prescribing information for complete boxed warning

  Vascular Occlusion: Arterial and venous thrombosis and occlusions have occurred in at least 27% of Iclusig treated patients, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Monitor for evidence of thromboembolism and vascular occlusion. Interrupt or stop Iclusig immediately for vascular occlusion. A benefit risk consideration should guide a decision to restart Iclusig therapy.
  Heart Failure, including fatalities, occurred in 8% of Iclusig-treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.
  Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning, for additional important safety information.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is focused on discovering, developing and commercializing precision therapies for patients with rare cancers. ARIAD is working on new medicines to advance the treatment of rare forms of chronic and acute leukemia, lung cancer and other rare cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including costs and expenses and other expenses adjusted to exclude certain cash and non-cash expenses. These measures are not in accordance with, or an alternative to, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies.

The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are:

  Stock-based compensation expense: The Company has excluded the impact of stock-based compensation, which may fluctuate from period to period based on factors including the timing and accounting of grants for stock options, restricted stock units and performance- based stock units and changes in the Company’s stock price which impacts the fair value of these awards.
  Restructuring charge expense: The Company has excluded restructuring charge expenses associated with employee workforce reductions because apart from ongoing expense savings as a result of such items, these expenses have no direct correlation to the operation of our business in the future.
  Transaction related cost: The Company has excluded transaction costs related to the Incyte transaction because they relate to a specific transaction and are not reflective of our ongoing financial performance.

The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical or future non-GAAP financial measures, the Company has also provided corresponding GAAP financial measures for comparative purposes. Reconciliation between certain GAAP and non-GAAP measures is provided at the end of this press release.

Forward-Looking Statements

This press release contains forward-looking statements, each of which are qualified in their entirety by this cautionary statement. Any statements contained herein which do not describe historical facts, including, but not limited to the statements related to the anticipated timing of potential regulatory actions and research and clinical development plans and milestones for our product candidates, along with the statements made by our Chief Executive Officer, are forward-looking statements that are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, but are not limited to, our ability to successfully commercialize and generate profits from sales of Iclusig and our product candidates, if approved; competition from alternative therapies; our ability to meet anticipated clinical trial commencement, enrollment and completion dates and regulatory filing dates for our products and product candidates and to move new development candidates into the clinic; our ability to execute on our key corporate initiatives; regulatory developments and safety issues, including difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; our reliance on the performance of third-party manufacturers, specialty pharmacies, distributors and other collaborators for the supply, distribution, development and/or commercialization of our products and product candidates; the occurrence of adverse safety events with our products and product candidates; the costs associated with our research, development, manufacturing, commercialization and other activities; the conduct, timing and results of preclinical and clinical studies of our products and product candidates, including that preclinical data and early-stage clinical data may not be replicated in later-stage clinical studies; the adequacy of our capital resources and the availability of additional funding; the ability to satisfy our contractual obligations, including under our leases, convertible debt and royalty financing agreements; patent protection and third-party intellectual property claims; litigation; our operations in foreign countries with or through third parties; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in our public filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise any of these statements to reflect events or circumstances occurring after this press release. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
In thousands, except per share data	June 30,		June 30,
	2016	2015	2016	2015
Revenue:
Product revenue, net	$65,326	$27,818	$98,960	$51,719
License and other revenue	2,799	1,420	4,763	1,510
Total revenue	68,125	29,238	103,723	53,229

Operating expenses:
Cost of product revenue	1,108	488	1,594	1,183
Research and development	42,864	38,739	86,943	78,183
Selling, general and administrative	34,242	48,622	70,219	82,172
Transaction related cost	1,482	-	1,482	-
Restructuring charge	92	-	3,010	-
Total operating expenses	79,788	87,849	163,248	161,538

Other income (expense), net	(5,399)	(4,249)	(11,072)	(7,012)
Gain related to the Incyte transaction	128,664	-	128,664	-
Total other income (expense), net	123,265	(4,249)	117,592	(7,012)

Provision for income taxes	1,754	300	2,006	514
Net income (loss)	$109,848	$(63,160)	$56,061	$(115,835)
Net income (loss) per common share:
-- basic	$0.57	$(0.33)	$0.29	$(0.62)
-- diluted	$0.56	$(0.33)	$0.29	$(0.62)
Weighted-average number of shares of common stock outstanding:
-- basic	191,485	188,598	190,894	188,220
-- diluted	194,569	188,598	193,504	188,220

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(Unaudited)

	June 30,	December 31,
In thousands	2016	2015

Cash, cash equivalents and marketable securities	$278,544	$242,295
Total assets	$624,367	$546,692
Total liabilities	$662,256	$649,833
Stockholders’ deficit	$(37,889)	$(103,141)

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION
(Unaudited)

	Six Months Ended
In thousands	June 30,
	2016	2015

Net cash used in operating activities	$(97,747)	$(78,617)
Net cash provided by (used in) investing activities	113,343	(2,700)
Net cash provided by financing activities	26,607	2,461
Effect of exchange rates on cash	(44)	134

Net increase (decrease) in cash and cash equivalents	$42,159	$(78,722)

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)
(Unaudited)

	Three Months Ended		Six Months Ended
In thousands, except per share data	June 30,		June 30,
	2016	2015	2016	2015

Reconciliation of GAAP to non-GAAP Net income (loss):
GAAP Net income (loss)	$109,848	$(63,160)	$56,061	$(115,835)
Add: Stock-based Compensation (2)	2,658	10,644	9,378	19,078
Add: Restructuring Charges (3)	92	-	3,010	-
Add: Transaction related cost (4)	1,482	-	1,482	-

Non-GAAP Net income (loss)	$114,080	$(52,516)	$69,931	$(96,757)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Reconciliation of GAAP to non-GAAP Net income (loss) per diluted share:
GAAP Net income (loss)	$0.56	$(0.33)	$0.29	$(0.62)
Add: Stock-based Compensation (2)	0.02	0.05	0.05	0.11
Add: Restructuring Charges (3)	0.00	-	0.01	-
Add: Transaction related cost (4)	0.01	-	0.01	-

Non-GAAP Net income (loss) per diluted share	$0.59	$(0.28)	$0.36	$(0.51)

(1) This presentation includes non-GAAP measures. The Company's non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with its financial statements prepared in accordance with GAAP.

(2) All stock-based compensation expenses were excluded for the non-GAAP analysis.

(3) Restructuring charges associated with employee workforce reductions were excluded for the non-GAAP analysis.

(4) Transaction related cost associated with the Incyte transaction were excluded for the non-GAAP analysis.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Manmeet Soni, 617-503-7298
Manmeet.soni@ariad.com
or
For Media
Liza Heapes, 617-621-2315
Liza.heapes@ariad.com